UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

October 2, 2014

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 2, 2014, the board of directors (the “Board”) of The PNC Financial Services Group, Inc. (“PNC”) increased the number of directors from 15 to 16 and appointed Marjorie Rodgers Cheshire to serve on the Board, effective immediately. In addition, the Board appointed Ms. Cheshire to its Risk Committee and Audit Committee, effective November 12, 2014. Ms. Cheshire was also appointed as a director of PNC Bank, National Association, effective immediately, and a member of its Risk Committee, effective November 12, 2014. The Board determined that Ms. Cheshire is independent in accordance with the director independence standards established by the New York Stock Exchange. Ms. Cheshire will receive compensation in accordance with PNC’s non-employee director compensation program described in PNC’s 2014 Proxy Statement filed with the U.S. Securities and Exchange Commission on March 13, 2014.

Ms. Cheshire is president and chief operating officer of A&R Companies, the umbrella organization for A&R Development Corp. and A&R Management, Inc. A&R Companies is a diversified real estate development organization focused on the Baltimore and Washington markets. Before joining A&R Companies, Ms. Cheshire was senior director of Brand & Consumer Marketing for the National Football League. Prior to that, Ms. Cheshire held positions as vice president of Business Development for Oxygen Media, director and special assistant to the chairman and CEO of ESPN, manager of Strategic Marketing for ABC Daytime, and as a consultant with The Boston Consulting Group. Ms. Cheshire holds a Bachelor of Science in Economics from the University of Pennsylvania’s Wharton School and a Master of Business Administration from Stanford University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: October 2, 2014	By:	/s/ Gregory H. Kozich
	Name:	Gregory H. Kozich
	Title:	Senior Vice President and Controller